Exhibit 10.1

PROMISSORY NOTE

$500,000.00	October26, 2015

PROMISE TO PAY.  Galaxy Gaming, Inc. ("Borrower") promises to pay Robert B. Saucier ("Lender") the principal amount of Five Hundred Thousand Dollars ($500,000 USD) in accordance with the terms and conditions set forth below in this promissory note (“Note”).

PAYMENT.  Note shall be due and payable in full one year from the date first written above.  Borrower shall not be required to make any payments to Lender prior to the due date of the Note.  The amount due on that date shall be Five Hundred Ninety Thousand Dollars ($590,000 USD).  Borrower shall have, at its option, the ability to prepay the amount due at any time without penalty.  The Note shall be considered fully paid if Borrower pays ($535,000 USD) to Lender on or before six months from the date first written above.

ATTORNEYS’ FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower is in default.  Borrower will pay Lender’s costs, including but not limited to, Lender’s attorneys’ fees and legal expenses, whether or not there is a lawsuit, including attorneys’ fees and expenses for bankruptcy proceedings, and appeals and court costs if applicable.

GOVERNING LAW / VENUE.  Note shall be governed by the laws of the State of Nevada without regard to its conflicts of law provisions.  Note has been accepted by Lender in the State of Nevada.  If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Clark County in the State of Nevada.

ASSIGNMENT. Lender may sell or assign this Note to one or more assignees without notice to or consent of Borrower.  Borrower shall not assign its obligation without prior written consent of Lender.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns (if any permitted), and shall be to the benefit of Lender and its successors and assigns.

FINAL AGREEMENT. By signing this document each party represents and agrees that: (a) this document represents the final agreement between the parties with respect to the subject matter hereof, (b) this document supersedes any commitment letter, term sheet or any other written outline of terms and conditions relating to the subject matter hereof, (c) there are no oral agreements between the parties, and (d) this document may not be contradicted by evidence of any prior, contemporaneous, or subsequent oral agreements or understandings of the parties.

GENERAL PROVISIONS.  If any part of this Note cannot be enforced, this fact will not affect the rest of the Note.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower waives presentment, demand for payment, and notice of dishonor.

Galaxy Gaming, Inc. ("Borrower”)	Robert B. Saucier (“Lender”)

Gary A. Vecchiarelli	Robert B. Saucier
Chief Financial Officer